EXHIBIT 16


July 27, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549


Commissioners:

We have read paragraphs (a), (b), (c) and (e) of Item 4 included in the Form 8-K dated July 27, 2001 of Industrial Distribution Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
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Arthur Andersen LLP